UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
			      (Amendment No. 1)*


                             Secom General Corporation
        -----------------------------------------------------------------
                                (Name of Issuer)

                       Common Stock, $.10 Par Value Per Share
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    813112307
                              --------------------
                                 (CUSIP Number)

                                December 31, 2006
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 813112307
---------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Kellogg Capital Group, LLC
	 Tax I.D.:  13-4067067
         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization

         New York

            ----------------------------------------

 Number of Shares Beneficially Owned by Each Reporting Person With:

	5.     Sole Voting Power          	       0
                                              --------------------------
      	6.     Shared Voting Power                     0
                                              --------------------------
     	7.     Sole Dispositive Power     	       0
                                              --------------------------
        8.     Shared Dispositive Power                0
                                              --------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         0
         ---------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares

         ---------

11.      Percent of Class Represented by Amount in Row (9)


         0%
         ---------

12.      Type of Reporting Person

          BD
         ---------





Item 1.

         (a)      Name of Issuer

                  Secom General Corporation
                  -------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  P.O. Box 637

                  Brighton, Michigan 48116

                  -------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Kellogg Capital Group, LLC
                  -------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  55 Broadway, 4th Floor
		  New York, NY 10006
                  -------------------------------------------------------

         (c)      Citizenship

		  Kellogg Capital Group, LLC is organized under New York Law.
                  -------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock, $.10 Par Value Per Share
                  -------------------------------------------------------

         (e)      CUSIP Number
                  813112307
                  -------------------------------------------------------

Item 3. This statement is filed Pursuant to Rule 13d-1(b), and the Person Filing is a:

	  (a) [X] Broker or dealer registered under Section 15 of the Act.


Item 4.   Ownership

          (a)  Amount beneficially owned: 0
          (b)  Percent of Class: 0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

		     0

               (ii) shared power to vote or to direct the vote:

		     0

               (iii)sole power to dispose or to direct the disposition of:

                     0

               (iv) shared power to dispose or to direct the disposition of:

		     0

Item 5.   Ownership of Five Percent or Less of a Class

          As of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not aquired and are not held for the purpose of or with the efffect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                         February 12, 2007
                                         -------------------------------
                                                 Date


                                         Kellogg Capital Group, LLC

                                         /s/ Matthew Brand
                                         -------------------------------
                                         Managing Director